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                                                                    EXHIBIT 11.1

                             CORRPRO COMPANIES, INC.
                      COMPUTATION OF EARNINGS PER SHARE(1)

                                                           1996              1995            1994
                                                           ----              ----            ----
Common Shares outstanding
    (adjusted for 3 for 1 split),
    beginning of period                                 5,940,604         3,921,203        1,776,603

Common Shares issued in initial
    public offering and Underwriters'
    over-allotment on October 7 and
    October 15, 1993, respectively                           ----              ----        1,861,658

Common Shares issued in
    secondary public offering
    on May 2, 1994                                           ----         1,845,000             ----

Warrant conversion                                           ----           144,324             ----

Actual conversion of CSG
    Preferred Stock                                       529,685              ----          150,485

Other Common Shares issued                                 88,800            30,077          132,457
                                                       ----------         ---------        ---------

Common Shares outstanding,
    end of period                                       6,559,089         5,940,604        3,921,203

Weighted average shares adjustment
    (timing of transactions)                             (347,562)         (209,161)        (976,755)
                                                       -----------        ----------       ----------

Pure weighted average shares
    outstanding                                         6,211,527         5,731,443        2,944,448

Common Share equivalents:(2)
    Warrant conversion                                       ----              ----          144,325
    Options granted during 1995                              ----               348             ----
    Options granted during 1994                              ----               235              486
    Options granted during 1993                              ----           367,807          372,464
    Options granted prior to 1993                            ----            37,832           35,802
    Assumed conversion of CSG
       Preferred Stock                                       ----           529,685          529,685
                                                       ----------         ---------        ---------

Weighted average number of shares                       6,211,527         6,667,350        4,027,210
                                                       ==========         =========        =========

Net income (loss)                                    $ (5,212,000)     $  2,836,000      $ 2,740,000
                                                       ==========         =========        =========

Net income (loss) per share                          $      (0.84)     $       0.43      $      0.68
                                                       ==========         =========        =========


(1) Fully diluted earnings per share does not differ significantly from primary earnings per share.
(2) Options were calculated using the treasury stock method. For the fiscal year ended March 31, 1996, Common Share Equivalents are not used in the calculation as the effect would be antidilutive.